Exhibit 4.62

Confirmation Letter

Confirmation Letter

To: 500wan HK Limited (“HK 500wan”)

Whereas:

A.	HK 500wan is the shareholder of E-Sun Sky Computer (Shenzhen) Co., Ltd. (“E-Sun Sky Computer”) and holds 100% of the equity interest in E-Sun Sky Computer;

B.	E-Sun Sky Computer entered into a Power of Attorney on Jan 10, 2018 respectively with Zhang Han (Chinese identification No.: 422802198708030014) and Yu Bo (Chinese identification No.: 420106196805034857) (collectively referred to as the “POA”). Pursuant to the POA, Zhang Han and Zhang Jing respectively delegate and authorize E-Sun Sky Computer to exercise their voting powers and all other shareholder rights in respect of Shenzhen Youlanguang Technology Co., Ltd. on their behalf (the “Rights”).

Now therefore, with respect to the exercise of the Rights, E-Sun Sky Computer hereby confirms as follows:

1.	E-Sun Sky Computer confirms that, in exercising the Rights under the POA, it shall obtain the consent from the HK 500wan in the manner allowed by the PRC laws.

2.	E-Sun Sky Computer further confirmed that in the range of China allowed by law, according to the Hongkong E-Sun Sky Computer should be 500WAN or third party designated by 500WAN indicating the exercise of the rights of Hongkong.

3.	This confirmation letter shall become effective upon execution, and maintain effective unless the POA is terminated in accordance with the provisions thereof.

4.	The execution, effectiveness, construction, performance, amendment and termination of this confirmation letter and the resolution of disputes hereunder shall be governed by the laws of China.

5.	This confirmation letter is written in both Chinese and English language; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Confirmation Letter

E-Sun Sky Computer (Shenzhen) Co., Ltd.

By:	/s/ Yu Bo [seal]
Name:	Yubo
Title:	Legal Representative
Date:	January 10, 2018

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